Exhibit 5.1

McCausland Keen & Buckman
Radnor Court, Suite 160
259 N. Radnor-Chester Road
Radnor, PA 19087

May 26, 2010

WorldGate Communications, Inc.
3190 Tremont Avenue
Trevose, Pennsylvania 19053

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by WorldGate Communications, Inc. (the “Company”), a Delaware corporation, of a Registration Statement on Form S-8 (the “Registration Statement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

The Registration Statement relates to the registration of 12,000,000 shares (the “Shares”) of the Company’s Common Stock which may be issued by the Company under the Company’s 2010 Stock Incentive Plan (the “Plan”).  As the Company’s counsel, we have examined the Registration Statement, including the exhibits thereto, the Company’s Third Amended and Restated Certificate of Incorporation, the Company’s Bylaws, as amended, the Plan and related minutes of actions taken by the Board of Directors and stockholders of the Company.  In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based upon the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

McCausland Keen & Buckman

By:	/s/ Nancy D. Weisberg
Nancy D. Weisberg, Vice President